EXHIBIT 2.1




                            ASSET PURCHASE AGREEMENT




                               DATED March 3, 2003

                                  by and among

                         COMPUTER SYSTEM PRODUCTS, INC.,

                              APA ACQUISITION, INC.

                                       and

                            PETER LEE AND DUNCAN LEE

                                TABLE OF CONTENTS


1.  DEFINITIONS                                                               1

2.  SALE AND TRANSFER OF ASSETS; CLOSING                                      8
    2.1   ASSETS                                                              8
    2.2   PURCHASE PRICE                                                      9
    2.3   ALLOCATION OF PURCHASE PRICE                                        9
    2.4   ASSUMPTION OF LIABILITIES                                           9
    2.5   CLOSING                                                            10
    2.6   CLOSING OBLIGATIONS                                                10
    2.7   PRORATION OF EXPENSES                                              12
    2.8   TITLE AND RISK OF LOSS                                             12

3.  REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS               13
    3.1   ORGANIZATION AND GOOD STANDING                                     13
    3.2   AUTHORITY; NO CONFLICT                                             13
    3.3   CAPITALIZATION                                                     14
    3.4   FINANCIAL STATEMENTS                                               15
    3.5   BOOKS AND RECORDS                                                  15
    3.6   TITLE TO PROPERTIES; ENCUMBRANCES                                  16
    3.7   CONDITION AND SUFFICIENCY OF ASSETS                                16
    3.8   CLEAR TITLE                                                        16
    3.9   PRODUCT LIABILITY CLAIMS                                           16
    3.10  ACCOUNTS RECEIVABLE                                                17
    3.11  INVENTORY                                                          17
    3.12 NO UNDISCLOSED LIABILITIES                                          17
    3.13  TAXES                                                              17
    3.14  NO MATERIAL ADVERSE CHANGE                                         18
    3.15  EMPLOYEE BENEFITS                                                  19
    3.16  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS    20
    3.17  LEGAL PROCEEDINGS; ORDERS                                          21
    3.18  CONTRACTS; NO DEFAULTS                                             22
    3.19  INSURANCE                                                          24
    3.20  ENVIRONMENTAL MATTERS                                              24
    3.21  EMPLOYEES                                                          25
    3.22  INTELLECTUAL PROPERTY                                              25
    3.23  CERTAIN PAYMENTS                                                   25
    3.24  DISCLOSURE                                                         25
    3.25  RELATIONSHIPS WITH RELATED PERSONS                                 26
    3.26  BROKERS OR FINDERS                                                 26
    3.27  INVESTMENT INTENT                                                  26
    3.28  PROJECTIONS                                                        27

    3.29  INDEBTEDNESS                                                       27

4.  REPRESENTATIONS AND WARRANTIES OF BUYER AND APA                          27
    4.1   ORGANIZATION AND GOOD STANDING                                     27
    4.2   AUTHORITY; NO CONFLICT                                             27
    4.3   CERTAIN PROCEEDINGS                                                28
    4.4   BROKERS OR FINDERS                                                 28

5.  COVENANTS OF COMPANY AND SHAREHOLDERS PRIOR TO CLOSING DATE              28
    5.1   ACCESS AND INVESTIGATION                                           28
    5.2   OPERATION OF THE BUSINESS OF THE COMPANY                           29
    5.3   NEGATIVE COVENANT                                                  29
    5.4   REQUIRED APPROVALS                                                 29
    5.5   NOTIFICATION                                                       29
    5.6   RESTRUCTURING OF INDEBTEDNESS [Intentionally Deleted]              30
    5.7   NO NEGOTIATION                                                     30
    5.8   BEST EFFORTS                                                       30

6.  COVENANTS OF BUYER PRIOR TO CLOSING DATE                                 30
    6.1   APPROVALS OF GOVERNMENTAL BODIES                                   30
    6.2   BEST EFFORTS                                                       31
    6.3   LOAN                                                               31

7.  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE                     31
    7.1   ACCURACY OF REPRESENTATIONS                                        31
    7.2   PERFORMANCE BY COMPANY AND SHAREHOLDERS                            31
    7.3   CONSENTS                                                           31
    7.4   ADDITIONAL DOCUMENTS                                               32
    7.5   NO PROCEEDINGS                                                     32
    7.6   NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS                32
    7.7   NO PROHIBITION                                                     32
    7.8   DUE DILIGENCE REVIEW                                               32

8.  CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY TO CLOSE                   32
    8.1   ACCURACY OF REPRESENTATIONS                                        33
    8.2   BUYER'S PERFORMANCE                                                33
    8.3   CONSENTS                                                           33
    8.4   ADDITIONAL DOCUMENTS                                               33
    8.5   NO INJUNCTION                                                      33

9.  TERMINATION                                                              33
    9.1   TERMINATION EVENTS                                                 33
    9.2   EFFECT OF TERMINATION                                              34

10. INDEMNIFICATION; REMEDIES                                                34
    10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE       34


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
    10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY COMPANY AND SHAREHOLDERS 35
    10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER                    35
    10.4  TIME LIMITATIONS                                                   36
    10.5  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS                  36
    10.6  PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS                        37
    10.7  LIMITATION ON INDEMNIFICATION                                      37

11. GENERAL PROVISIONS                                                       37
    11.1  EXPENSES                                                           37
    11.2  PUBLIC ANNOUNCEMENTS                                               38
    11.3  CONFIDENTIALITY                                                    38
    11.4  NOTICES                                                            38
    11.5  JURISDICTION; SERVICE OF PROCESS                                   39
    11.6  FURTHER ASSURANCES                                                 39
    11.7  WAIVER                                                             40
    11.8  ENTIRE AGREEMENT AND MODIFICATION                                  40
    11.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS                 40
    11.10 SEVERABILITY                                                       40
    11.11 SECTION HEADINGS, CONSTRUCTION                                     41
    11.12 TIME OF ESSENCE                                                    41
    11.13 GOVERNING LAW                                                      41
    11.14 COUNTERPARTS                                                       41

12. PERFORMANCE FOLLOWING THE DATE OF CLOSING                                41
    12.1  COLLECTION OF RECEIVABLES                                          41
    12.2  FURTHER ACTS AND ASSURANCES                                        41
    12.3  CHANGE OF NAME                                                     42
    12.4  TEMPORARY FACILITIES                                               42
    12.5  EMPLOYMENT                                                         42
    12.6  JOINDER AGREEMENT                                                  43

    SCHEDULE 1         EXCLUDED ASSETS
    SCHEDULE 2.4       LIABILITIES
    SCHEDULE 2.7       PRORATION OF EXPENSES

    EXHIBIT A-1        DUNCAN LEE AGREEMENT NOT TO COMPETE
    EXHIBIT A-2        PETE LEE AGREEMENT NOT TO COMPETE
    EXHIBIT B          ASSUMPTION AGREEMENT
    EXHIBIT C          DUNCAN LEE EMPLOYMENT AGREEMENT
    EXHIBIT D          IT SERVICES AGREEMENT
    EXHIBIT E          SUBLEASE AGREEMENT
    EXHIBIT F          PROMISSORY NOTE
    EXHIBIT G          GUARANTY
    EXHIBIT H          WARRANT
    EXHIBIT I          BILL OF SALE

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of March 3, 2003, by and among APA Acquisition, Inc., a Minnesota corporation ("Buyer"), APA Optics, Inc., a Minnesota corporation ("APA"), Peter Lee and Duncan Lee (collectively, "Shareholders" and individually, a "Shareholder"), and Computer System Products, Inc., a Minnesota corporation (the "Company").

                                    RECITALS

Shareholders own substantially all of the issued and outstanding capital stock of the Company and are directors and officers of the Company.

Buyer is a wholly-owned Subsidiary of APA.

Buyer desires to purchase certain assets of the Company for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT
The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

"APA"--as defined in the Recitals to this Agreement.
-----

"Agreements Not to Compete"--the agreements in the form of Exhibits A-1 and A-2
---------------------------
attached hereto of Duncan Lee and Peter Lee to refrain from competition with Buyer for three (3) years after the Closing Date, and to observe certain other restrictions on solicitation of employees and use of confidential information.

"Ancillary Agreements" - the Agreements not to Compete, Assumption Agreement,
----------------------
Employment Agreement, IT Services Agreement, Sublease Agreement, Note, Guaranty and Warrants.

"Applicable Contract"--any Contract included in the Assets which would be deemed
---------------------
"material" to a prudent business person and (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is or may become bound. By way of example and not limitation, a Contract is material if it provides or may provide substantial revenues or may subject the Company to substantial liability. A contract for acquisition by the Company of services or goods which cannot be obtained elsewhere is also material.

"Assets"--the assets, tangible and intangible, of the Company used or useful in
--------
the Company's business, wherever located, consisting of all of the Company's assets as of the date of this Agreement, plus additions and accretions between the date of this Agreement and the Closing Date. By way of example, and not in limitation of the foregoing, the Assets include all equipment, inventory, finished product, intellectual property, trade secrets, accounts receivable (including the Crescent earn-out payments), cash and securities, contracts, commitments, customer lists, recoveries in insurance, litigation or warranty with respect to any assets, work-in process, the corporate name and assumed names, and all goodwill. Provided, however, that the Assets do not include the
                          --------  -------
Excluded Assets.
---------------

"Assumption Agreement"--as defined in Section 2.4 of this Agreement.
----------------------

"Best Efforts"--the efforts that a prudent Person desirous of achieving a result
--------------
would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best
                           ------------------
Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to or rights of such Person under this Agreement or the Contemplated Transactions.

"Bill of Sale" - as defined in Section 2.6 of this Agreement.
-------------------------------------------------------------

"Breach"--a "Breach" of a representation, warranty, covenant, obligation, or
--------
other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (b) any valid claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation or other provision.

"Buyer"--as defined in the first paragraph of this Agreement.
-------

"Closing"--as defined in Section 2.5.
---------

"Closing Date"--the date and time as of which the Closing actually takes place.
--------------

"Company"--as defined in the first paragraph of this Agreement.
---------

"Consent"--any approval, consent, ratification, waiver, or other authorization
---------
(including any Governmental Authorization).

"Contemplated Transactions"--all of the transactions contemplated by this
---------------------------
Agreement, including:

     (a)     the sale of the Assets by Company to Buyer;

     (b) the performance by Buyer, APA, Company and Shareholders of their respective covenants and obligations under this Agreement, including without limitation the Ancillary Agreements; and


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
     (d) Buyer's acquisition and ownership of the Assets and exercise of control over them.

"Contract"--any agreement, contract, obligation, promise or undertaking (whether
----------
written or oral and whether express or implied) that is legally binding.

"Damages"--as defined in Section 10.2.
---------

"Disclosure Letter"--the disclosure letter delivered by the Company and
-------------------
Shareholders to Buyer concurrently with the execution and delivery of this Agreement.

"Employment Agreement" - as defined in Section 12.5.
----------------------

"Encumbrance"--any charge, claim, community property interest, condition,
-------------
equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Environmental, Health, and Safety Liabilities"--any cost, damages, expense,
-----------------------------------------------
liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses;

     (c) financial responsibility for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA").

"Environmental Law"--any Legal Requirement that requires or relates to:
-------------------

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have a significant impact on the environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or Hazardous Materials into the environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the environment when used or disposed of;

     (e)     protecting resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

"ERISA"--the Employee Retirement Income Security Act of 1974 or any successor
-------
law, and regulations and rules issued pursuant to that Act or any successor law.

"Excluded Assets"-amounts owed to the Company by Enlighten Technologies, lease
-----------------
for facilities in Plymouth, MN, and all assets listed as Schedule 1 to this
                                                         ----------
Agreement.

"Facilities"--any real property, leaseholds, or other interests currently or
------------
formerly owned or operated by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Company.

"GAAP"--generally accepted United States accounting principles, applied on a
------
consistent basis.

"Governmental Authorization"--any approval, consent, license, permit, waiver, or
----------------------------
other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

"Governmental Body"--any:
-------------------

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b)     federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d)     multi-national organization or body; or

     (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Materials"--any waste or other substance that is listed, defined,
---------------------
designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

"Indebtedness"--means the Company's revolving credit line, overline, and other
--------------
indebtedness described in Part 3.29 of the Disclosure Letter.

"Indemnified Persons"--as defined in Section 10.2.
---------------------

"Intellectual Property"--any and all (i) inventions (whether patentable or
-----------------------
unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) mask works and all applications, registrations and renewals in connection therewith,
(v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) computer software (including data and related software program documentation in computer readable and hard-copy forms), (vii) other intellectual property and proprietary rights of any kind, nature or description, and (viii) copies of tangible and embodiments thereof (in whatever form or medium).

"IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations
-----
issued by the IRS pursuant to the Internal Revenue Code or any successor law.

"IRS"--the United States Internal Revenue Service or any successor agency, and,
-----
to the extent relevant, the United States Department of the Treasury.

"IT Services Agreement"--the agreement in the form of Exhibit D attached hereto
-----------------------
pursuant to which Buyer will provide technology support and services to Engineered Products Co. and Lee Communications, Inc.

"Knowledge"--an individual will be deemed to have "Knowledge" of a particular
-----------
fact or other matter if:

     (a)     such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

"Legal Requirement"--any Order or any constitution, law, ordinance, principle of
-------------------
common law, regulation, statute or treaty of a Governmental Body.

"Liability" or "Liabilities" any and all debts, liabilities and/or obligations
----------------------------
of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

"Occupational Safety and Health Law"--any Legal Requirement designed to provide
------------------------------------
safe and healthful working conditions and to reduce occupational safety and health hazards.

"Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or
-------
verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"Ordinary Course of Business"--an action taken by a Person will be deemed to
-----------------------------
have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

     (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

"Organizational Documents"--(a) the articles or certificate of incorporation and
--------------------------
the bylaws of a corporation or cooperative; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

"Person"--any individual, corporation (including any non-profit corporation),
--------
cooperative, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

"Plan"--as defined in Section 3.15.
------

"Proceeding"--any action, arbitration, audit, hearing, investigation,
------------
litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price"--as defined in Section 2.2.
----------------

"Related Person"--with respect to a particular individual:
----------------

     (a)     each other member of such individual's Family;

     (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

     (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

     (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

     (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

     (b)     any Person that holds a Material Interest in such specified Person;

     (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

     (d)     any Person in which such specified Person holds a Material
Interest;

     (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

     (f)     any Related Person of any individual described in clause (b) or
(c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, interpreted regardless of whether such Person is subject thereto) of voting securities or other voting interests representing at least 15% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 15% of the outstanding equity securities or equity interests in a Person.

"Representative"--with respect to a particular Person, any director, governor,
----------------
officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

"Securities Act"--the Securities Act of 1933 or any successor law, and
----------------
regulations and rules issued pursuant to that Act or any successor law.

"Shareholders"--as defined in the first paragraph of this Agreement.
--------------

"Subsidiary"--with respect to any Person (the "Owner"), any corporation or other
------------
Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

"Tax"--any tax (including any income tax, capital gains tax, value-added tax,
-----
sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

"Tax Return"--any return (including any information return), report, statement,
------------
schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

"Threatened"--a claim, Proceeding, dispute, action, or other matter will be
------------
deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

"Warrants"--warrants in the form of Exhibit H attached hereto issued as
----------
consideration for the Agreements Not to Compete and exercisable by the Shareholders for purchase of an aggregate of 350,000 shares of Common Stock of APA at $3.00 per share for a period beginning on April 1, 2003 and ending at 5:00 p.m. Minneapolis time, on March 31, 2008.

2.   SALE AND TRANSFER OF ASSETS; CLOSING

     2.1   ASSETS

     Subject to the terms and conditions of this Agreement, at the Closing, the Company will sell and transfer the Assets to Buyer, and Buyer will purchase the Assets from the Company.


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
     2.2   PURCHASE PRICE

     The purchase price (the "Purchase Price") for the Assets will be:

          -    $3.578 million, delivered to Diversified Business Credit, Inc.

          -    Other consideration herein recited

     2.3   ALLOCATION OF PURCHASE PRICE

     Buyer shall, in a reasonable manner, determine the fair market value of the Assets and Buyer shall allocate the Purchase Price among the Assets and the Agreements Not to Compete in accordance with said determination and Section 1060 of the IRC. Said allocation shall be communicated by Buyer to Company as soon as practical after it is available. The Buyer and the Company shall each file, in accordance with Section 1060 of the IRC, an Asset Allocation Statement on Form 8594 (which conforms with such allocation) with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price which differs from the allocation determined by Buyer hereunder.

     2.4   ASSUMPTION OF LIABILITIES

           (a) LIMITATION ON ASSUMPTION OF LIABILITIES. Except as specifically set forth in Section 2.4(b) hereof, Company shall transfer the Assets to Buyer on the Closing Date free and clear of all Encumbrances, and Buyer shall not, by virtue of its purchase of the Assets, assume or become responsible for any Liabilities of Company or any Shareholder.

          (b) ASSUMPTION OF CERTAIN LIABILITIES. Notwithstanding the provisions of Section 2.4(a) Buyer covenants and agrees that on the Closing Date, it shall execute and deliver to Company an assumption agreement in the form of Exhibit B attached hereto (the "Assumption Agreement") pursuant to which it
                                     --------------------
     will assume and agree to perform and discharge only the following Liabilities of Company, subject to Section 2.7 hereof and Schedule 2.7
                                                               ------------
     attached:

                  (i) All Liabilities of Company arising under all Company Contracts which accrue and become performable, in full or in part, on and after the Closing Date, except that Buyer does not assume any Liabilities for products sold or services rendered under such Contracts prior to the Closing Date or under any Contracts which are Excluded Assets;

                  (ii) All of Company's trade accounts payable arising out of the operation of the Company's business in the Ordinary Course of Business or which have been restructured pursuant to the Company's vendor discounted repayment plan instituted in 2002 and which remain unpaid on the Closing Date, except those listed on Schedule 2.4; and
                                                             ------------

                  (iii) All Liabilities of Company identified on Schedule 2.4
                                                                 ------------
          hereto.

     2.5   CLOSING

     The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Moss & Barnett, A Professional Association, 4800 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. (local time) on the date that is one business day following the satisfaction or waiver of the conditions precedent to the parties obligations set forth in Sections 7 and 8 hereof, or at such other time and place as the parties may agree, but in no event later than March 14, 2003. Notwithstanding any provision of this Agreement to the contrary, the Closing shall be effective for all purposes, including Tax and accounting purposes, as of the close of business on the Closing Date (the "Effective Time").

     2.6   CLOSING OBLIGATIONS

     At the Closing:

     (a)  The Company and the Shareholders will deliver to Buyer:

            (i) a certificate executed by the Company and the Shareholders representing and warranting to Buyer that each of the representations and warranties of the Company and the Shareholders in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

            (ii) a copy certified by the Secretary of the Company of the duly adopted resolutions of the Company's Board of Directors and shareholders approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Company and/or shareholders pursuant to this Agreement, and the consummation of the Contemplated Transactions;

            (iii) a Bill of Sale in the form of Exhibit I attached hereto to all of the Assets duly executed by the Company (the "Bill of Sale");

            (iv) duly executed assignments by the Company and the Shareholders to Buyer with respect to all Intellectual Property in a form acceptable for filing with the U.S. Patent and Trademark Office;

            (v) releases, satisfactions, or terminations of all financing statements or other evidences of Encumbrances filed with the Minnesota Secretary of State, any county recorder and/or any other similar office in the State of Minnesota evidencing an Encumbrance on any of the Assets;

            (vi) all consents, releases, assignments and permissions of any kind or nature, whether from a Governmental Body or otherwise, which reasonably may be required to effectively sell, assign and transfer the Assets to Buyer, all in a form reasonably satisfactory to counsel for Buyer;

            (vii) certificates of title and assignments thereof for vehicles included in the Assets, if any;

            (viii) the Agreements Not to Compete duly executed by the Shareholders;

            (ix)  Sublease Agreement and rent then payable thereunder;

            (x) such other documents and items as are reasonably necessary or appropriate to effect the consummation of the Contemplated Transactions;

            (xi) the Company's financial statements for the fiscal year ended December 31, 2002, audited by Grant Thornton LLP, with the auditor's report of Grant Thornton;

            (xii) Articles of Amendment to the Articles of Incorporation of the Company changing its name (See Section 12.3 of this Agreement).

     (b) Buyer will deliver to the Company and Shareholders, duly executed as applicable:

            (i) the cash portion of the Purchase Price by bank cashier's or certified check payable to the order of, or by wire transfer to an account designated by, the Company;

            (ii)  the Warrants;

            (iii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

            (iv) a copy certified by the Secretary of Buyer of the duly adopted resolutions of the Board of Directors of Buyer and APA approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Buyer pursuant hereto, and the consummation of the Contemplated Transactions;

            (vii) the Assumption Agreement;

           (viii) IT Services Agreement;

            (ix) Reimbursement of the Company's actual costs incurred in connection with this Agreement and the Contemplated Transactions during the period from February 19, 2003 through the Closing Date (including broker's fees described in Section 3.26), up to $100,000;

            (x) Evidence of assumption by Buyer or APA of and release of Company from the $1.378 million line of credit with Diversified Business Credit, Inc.;

            (xi)  Sublease Agreement;

            (xii) Forgiveness of the Note; and

           (xiii) Employment Agreement.

     2.7   PRORATION OF EXPENSES

     Buyer shall be entitled to all amounts due or to become due and payable to the Company under any Contract included in the Assets, whether the right to payment relates to a period before or after the Closing Date. All amounts due or to become due and payable by the Company under the Contracts and under the Liabilities assumed by Buyer under Section 2.4 shall be adjusted and prorated as of the opening of business on the Closing Date as set forth in Schedule 2.7 (such that the Company shall be responsible for amounts allocable with respect to periods prior to the Closing Date, and Buyer shall be responsible for amounts allocable with respect to periods on and after the Closing Date).

     2.8   TITLE AND RISK OF LOSS

          (a) The Company shall bear all costs and expenses and assume and bear all risk of loss, damage or destruction of or to the Assets due to theft, expropriation, seizure, destruction, damage, fire, earthquake, flood or other cause or casualty until title is passed to Buyer at the Closing.

          (b) If prior to the Closing Date, any material Assets suffer, sustain or incur any material loss, damage or destruction, including, without limitation, any environmental contamination or pollution, and the Company has not, at its option and expense, wholly repaired such Assets or replaced such Assets with assets which are as nearly identical as practicable in value, form and function, Buyer shall have the right, at its sole discretion and election, to either (i) terminate this Agreement or (ii) subject to the other terms of this Agreement, complete the purchase contemplated by this Agreement in which event:

                  (i) The Company shall assign and transfer to Buyer and Buyer shall be entitled to receive all insurance proceeds and other compensation collected by reason of such loss, damage or destruction, together with any rights to receive any uncollected insurance proceeds or other compensation relating to such loss, damage or destruction and an amount equal to the sum of the aggregate amount of any applicable deductibles under any insurance policies covering the lost, damaged or destroyed Assets plus any self-insured retentions; or

                  (ii) Buyer shall be entitled to reduce the Purchase Price of the Assets by an amount equal to the cost of repair, or if destroyed or damaged beyond repair, or if expropriated, seized, lost or stolen, by an amount equal to the replacement cost; or

                  (iii) Buyer shall be entitled to utilize alternatives 1 and 2 concurrently, but not both with respect to any single Asset.

     If Buyer elects to complete the purchase contemplated hereby notwithstanding any such loss, damage or destruction, and if the Company assigns such insurance proceeds and other compensation and any other rights thereto to Buyer, then, at the Buyer's reasonable request, the Company shall cooperate with Buyer, at no cost or expense to Buyer, in collecting all insurance proceeds and other compensation with respect thereto.

     The Purchase Price shall be reduced by the amount of any deductible amounts under such insurance policies and self-insured retentions which are not paid by the Company to Buyer.

3.   REPRESENTATIONS AND WARRANTIES OF COMPANY AND SHAREHOLDERS

The Company and the Shareholders represent and warrant to Buyer as follows:

     3.1   ORGANIZATION AND GOOD STANDING

          (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full power and authority, corporate and otherwise, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

          (b) Except as set forth in the Disclosure Letter or as may be subject to any lease, the Assets, when delivered to Buyer, will be free of all Encumbrances.

     3.2   AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with its terms. The Company and the Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Ancillary Agreements and to perform their respective obligations under this Agreement and the Ancillary Agreements.

     (b) Except as set forth in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the shareholders of the Company;

            (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or Shareholders, or any of the assets owned or used by the Company, may be subject;

            (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

            (iv) cause the Company to become subject to, or to become liable for the payment of, any Tax;

            (v) cause any of the assets owned by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;

            (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

            (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

Except as set forth in the Disclosure Letter, neither the Shareholders nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3   CAPITALIZATION

     The authorized equity securities of the Company consist of 10,000,000 shares of common stock, par value $.0001 per share, of which 3,680,000 shares are issued and outstanding. The Shareholders own 3,600,000 shares of common stock of record (approximately 98%) and have the power to vote all of said shares. The Shareholders are the sole officers and directors of the Company. There are no outstanding rights to acquire any equity or other securities of the Company (including, without limitation, options, warrants, or subscription rights). There are no Contracts relating to the issuance, sale, or transfer of any unissued equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

     3.4   FINANCIAL STATEMENTS

     The Company has furnished to Buyer true and correct copies of the financial statements identified in Part 3.4 of the Disclosure Letter hereto. Except as described in the Disclosure Letter, all of said financial statements, including any notes thereto, are true and correct in all material respects and present an accurate and complete disclosure of the financial position and condition of the Company as of their respective dates and the results of its operations for the periods covered in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and on a basis consistent with that of prior years and periods; provided, however, that the interim financial statements are subject to year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Except as described in the Disclosure Letter, subsequent to the respective dates of said financial statements, there have been no material adverse changes in the properties, assets, liabilities, revenues, income, expenses, operations, financial condition or prospects of the Company from that reflected in said financial statements. Except for liabilities (i) reflected or reserved against in the balance sheet of the Company as of January 31, 2003 (the "Balance Sheet
                                                                 -------------
Date") or in the notes thereto, (ii) incurred in the Ordinary Course of Business
----
since the Balance Sheet Date (none of which resulted from, arose out of, is related to, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of applicable legal requirements), and/or (iii) described in the Disclosure Letter hereto, the Company does not have any Liabilities (and there is no basis for any present or future proceeding against the Company which could give rise to any Liabilities) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company. The Liabilities of the Company incurred after the Balance Sheet Date have been incurred in the Ordinary Course of Business and are usual and ordinary in amount both individually and in the aggregate. Except as described in the Disclosure Letter, the Company has not changed its accounting policies and practices in the past three (3) years. Except as described in the Disclosure Letter, no prior period adjustment is reflected in the statements of income, changes in shareholders' equity and cash flow contained in the Company's financial statements for the period ending on the Balance Sheet Date.

     3.5   BOOKS AND RECORDS

     Except as described in the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute book.

     3.6   TITLE TO PROPERTIES; ENCUMBRANCES

     The Company does not own any real property, leasehold interest in real property, or other interests therein, except as set forth in the Disclosure Letter. The Company owns or has enforceable assignable leases for all the Assets whether real, personal, or mixed and whether tangible or intangible. Any Encumbrances affecting any Assets are described in all material respects in the Disclosure Letter and all such Encumbrances will be terminated on or before the Closing Date (except for leases transferred by valid assignment).

     3.7   CONDITION AND SUFFICIENCY OF ASSETS

     The Assets, including without limitation buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company shall use its best efforts and shall cooperate with Buyer with respect to the transfer to Buyer of all existing manufacturers', vendors', installers' and other warranties for the Assets which are in effect as of the Closing Date. Except as described in the Disclosure Letter, the Assets are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8   CLEAR TITLE

     On the Closing Date, the Company will convey to Buyer free and clear of any and all Encumbrances of any kind, nature or description whatsoever, good, valid and marketable title to, or a valid leaseholder interest in, all of the Assets (whether real, personal or mixed, and whether tangible or intangible), including, without limitation, all of the properties and assets listed on Company's balance sheet as of the Balance Sheet Date, except for personal property sold or otherwise transferred since the Balance Sheet Date in the Ordinary Course of Business.

     3.9   PRODUCT LIABILITY CLAIMS

     All products which the Company has sold have been merchantable and free from material defects in material or workmanship for the term and under the conditions set forth in the Company's standard written product warranties. Except as set forth in the Disclosure Letter, during the three (3) years immediately preceding the date hereof, the Company has not received a claim based upon an alleged breach of product warranty, or arising from manufacture or sale of its products ("Product Liability Claims"). The Company has no reasonable grounds to believe that future Product Liability Claims with respect to products sold prior to the Closing Date will be different from its past experience with respect thereto.

     3.10   ACCOUNTS RECEIVABLE

     All accounts receivable of the Company that are reflected on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Shareholders' Knowledge, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves and except as described in the Disclosure Letter,, each of the Accounts Receivable either has been or, to Shareholders' Knowledge, will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. The Company has not received written notice of any contest, claim, or right of set-off under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the aging of such Accounts Receivable.

     3.11  INVENTORY

     Except for write-offs and other adjustments set forth in the Disclosure Letter, all of the Company's parts, components, materials, and inventory (collectively, "Inventory") consists of items which are in all material respects of a quality merchantable and saleable at customary prices in the Ordinary Course of Business and are of good quality and in good condition and sufficient for the purpose for which they were purchased and/or manufactured. Except as described in the Disclosure Letter, the Inventory has been purchased and/or manufactured in the Ordinary Course of Business and is consistent with the anticipated requirements of the Company's business, and the volume of purchases and/or production thereof and of orders therefor have not been reduced or increased in anticipation of the consummation of the transactions contemplated hereby.

     3.12  NO UNDISCLOSED LIABILITIES

     Except as set forth in the Disclosure Letter, the Company does not have any Liabilities.

     3.13  TAXES

     (a) The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. The Company has delivered or made available to Buyer copies of all such Tax Returns filed since its inception. Shareholders have paid all Taxes due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Shareholders or the Company, except such Taxes, if any, as are listed in the Disclosure Letter and are being contested in good faith and as to which the Shareholders and/or the Company, as applicable, agree to pay in full consistent with any resolution of any contested Taxes.

     (b) Except as described in the Disclosure Letter, none of the United States federal and state income Tax Returns applicable to the Company or the Shareholders with respect to any period of time commencing with the Company's inception have been audited by the IRS or relevant state tax authorities. All deficiencies proposed as a result of any such audits have been paid, reserved against, settled, or, as described in the Disclosure Letter, are being contested in good faith by appropriate proceedings. The Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company for all taxable years since its inception, and the resulting adjustments proposed by the IRS. Except as described in the Disclosure Letter, neither Shareholders nor the Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the Tax Returns of the Company.

     (c) The charges, accruals, and reserves with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company's projected liability for Taxes. There exists no proposed tax assessment against the Company except as disclosed in the Disclosure Letter. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (d) All Tax Returns filed by the Company are true, correct, and complete. There is no Tax sharing agreement that will require any payment by the Company after the date of this Agreement. During the five-year period preceding the Closing Date the Company has been an "S" corporation.

     3.14  NO MATERIAL ADVERSE CHANGE

     Since the Balance Sheet Date, except as set forth in the Disclosure Letter, the Company has not (i) sold, transferred or otherwise disposed of any of its properties or assets outside the Ordinary Course of Business or to any of its Related Persons; (ii) mortgaged, pledged or subjected to any Encumbrance any of its properties or assets; (iii) acquired any properties or assets outside the Ordinary Course of Business or from any of its Related Persons; (iv) declared or paid any dividend or made any other distribution to its shareholders or repurchased any of its outstanding capital stock; (v) entered into any transaction or otherwise conducted any business other than transactions in the Ordinary Course of Business or transactions which involve more than $100,000 in the aggregate; (vi) modified, amended, canceled or terminated any Contracts under circumstances that could reasonably be anticipated to have a material adverse effect on the Company; (vii) made any loan or advance to any Related Persons; (viii) suffered any material adverse change in its assets, properties, financial condition, results of operations, business or prospects; (ix) sustained any damage, loss or destruction of or to any of its assets or properties taken as a whole (whether or not covered by insurance) except for such damages, loss or destruction that will not have a material adverse effect;
(x) experienced any material labor trouble or any change in its executive personnel except for such troubles or changes that will not have a material adverse effect on the Company; or (xi) agreed to or obligated itself to take any of the actions identified in clauses (i) through (vii) above.

     3.15  EMPLOYEE BENEFITS

     (a) As used in this Section 3.15, the following terms have the meanings set forth below.

"Company Other Benefit Obligation" means an Other Benefit Obligation owed,
----------------------------------
adopted, or followed by the Company.

"Company Plan" means all Plans of which the Company is or was a Plan Sponsor, or
--------------
to which the Company otherwise contributes or has contributed, or in which the Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

"Company VEBA" means a VEBA whose members include employees of the Company.
--------------

"ERISA Affiliate" means, with respect to the Company, any other person that,
-----------------
together with the Company, would be treated as a single employer under IRC Sec. 414.

"Other Benefit Obligations" means all obligations, arrangements, or customary
---------------------------
practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Sec. 132.

"Plan" has the meaning given in ERISA Sec. 3(3).
------

"Plan Sponsor" has the meaning given in ERISA Sec. 3(16)(B).
--------------

"VEBA" means a voluntary employees' beneficiary association under IRC Sec.
------
501(c)(9).

     (b)     Except as set forth in the Disclosure Letter

            (i) , at no time since January 1, 1998 have there been any Company Plans, Company Other Benefit Obligations or Company VEBAs,

            (ii) as of the date of this Agreement and as of the Closing Date, the Company will not have any Liabilities under any Other Benefit Obligation owed, adopted or followed by any ERISA Affiliate of the Company.

            (iii) as of the date of this Agreement and as of the Closing Date, the Company will not have any Liabilities under any Plans of which any ERISA Affiliate of the Company is or was a Plan Sponsor, or to which any ERISA Affiliate of the Company otherwise contributes or has contributed, or in which any ERISA Affiliate of the Company otherwise participates or has participated.

            (iv) as of the date of this Agreement and as of the Closing Date, the Company does not have any Liabilities under any VEBA whose members include the employees of any ERISA Affiliate of the Company.

     3.16  COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a) Except as set forth in the Disclosure Letter and except as limited by any applicable statute of limitations period:

            (i) The Company is, and at all times since its inception has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

            (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (iii) The Company has not received, at any time since its inception, any written notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

     (b) The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company. Each Governmental Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect. Except as set forth in the Disclosure Letter:

            (i) the Company is in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter;

            (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.16 of the Disclosure Letter;

            (iii) the Company has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

            (iv) all applications currently required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies. To the Knowledge of the Company and Shareholders, the Governmental Authorizations listed in the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

     3.17  LEGAL PROCEEDINGS; ORDERS

     (a) Except as set forth in the Disclosure Letter, to the Knowledge of the Company and Shareholders there is no pending Proceeding:

            (i) that has been commenced by or against the Company, Shareholders or, to the Knowledge of the Company and Shareholders, any other Person that otherwise relates to or may affect the business of the Company or any of the A; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Shareholders and the Company, no such Proceeding has been Threatened. The Company and Shareholders, as applicable, have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in the Disclosure Letter. The Proceedings listed in the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

     (b)     Except as set forth in the Disclosure Letter:

            (i) there is no Order to which the Company or any of the Assets is subject;

            (ii) neither of the Shareholders is subject to any Order that relates to the business of the Company or the Assets.

     (c)     except as set forth in the Disclosure Letter:

            (i) the Company is, and at all times since its inception has been, in full compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

            (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of the Assets is subject; and

            (iii) the Company has not received, at any time since its inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

     3.18  CONTRACTS; NO DEFAULTS

     (a) The Disclosure Letter contains a complete and accurate list, and the Company has delivered to Buyer true and complete copies, of:

            (i) each Applicable Contract that involves performance of services or delivery of goods or materials by the Company;

            (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to the Company;

            (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of money by the Company;

            (iv) each Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

            (v) each licensing agreement or other Applicable Contract with respect to any Intellectual Property;

            (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

            (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

            (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or any affiliate of the Company or limit the freedom of the Company or any affiliate of the Company to engage in any line of business or to compete with any Person;

            (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

            (x) each power of attorney that is currently effective and outstanding;

            (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

            (xii) each Applicable Contract for capital expenditures;

            (xiii)each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business; and

            (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     (b)     Except as set forth in the Disclosure Letter:

            (i) Shareholders and Related Person of Shareholders do not have and may not acquire any rights under, and do not have and may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

            (ii) to the Knowledge of the Company and Shareholders, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

     (c) Except as set forth in the Disclosure Letter, each Contract identified or required to be identified in the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (d)     Except as set forth in the Disclosure Letter:

            (i) the Company is, and at all times since its inception has been, in material compliance with all applicable terms and requirements of each Applicable Contract;

            (ii) each other Person that has any Liability to the Company under any Applicable Contract is to the Knowledge of the Company and Shareholders in full compliance with the material terms and requirements of such Applicable Contract;

            (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

            (iv) the Company has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

     (e) Except as described in the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid to or payable by the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

     (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

     (g) Attached as an Appendix to the Disclosure Letter is a true, correct and complete list of any and all Contracts between the Company and any Shareholder, the Company and any Related Person, and the Company and any Related Person of any Shareholder.

     (h) Except as described in the Disclosure Letter, no Person who is or has been a customer of the Company (whether or not such Person is party to a Contract with the Company) has indicated in writing that it intends to reduce or cease its business with the Company.

     3.19  INSURANCE

     Part 3.19 of the Disclosure Letter lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company. There is no material claim by the Company pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Except as described in the Disclosure Letter, all premiums due and payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms of such policies and bonds. Neither the Company nor the Shareholders has Knowledge of any Threatened termination of, or premium increase with respect to, any of such policies or bonds.

     3.20  ENVIRONMENTAL MATTERS

     To Shareholders' and Company's Knowledge, the Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Shareholders nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct the Company is or may be held responsible.

     3.21  EMPLOYEES

     The Disclosure Letter contains a list of all employees of the Company (full-time and part-time) as of February 14, 2003, which includes name, position, annual salary, tenure and severance obligations (if any).

     3.22  INTELLECTUAL PROPERTY

     The Disclosure Letter contains a list and description of all Intellectual Property of any kind which relates to, arises from or which is used or useful in the operation of the business of the Company. Neither Shareholders nor the Company have any Knowledge of any asserted claim have no reason to believe that the operation of the business or the possession or use in the business of the Company of any such Intellectual Property infringes the intellectual property rights of any other Person. Except as described in the Disclosure Letter, the Company has the sole and exclusive right to use all of the Intellectual Property listed in the Disclosure Letter. Except as described in the Disclosure Letter, the Company has not entered into any Contracts that would impair its rights in and to the Intellectual Property listed in the Disclosure Letter and neither Shareholders nor the Company has any Knowledge that any of such rights to such Intellectual Property is, or is claimed to be, invalid. Except as provided in the Disclosure Letter, the Company is not obligated under any Contract or otherwise to pay royalties, fees or other payments with respect to any of the Intellectual Property listed in the Disclosure Letter.

     3.23  CERTAIN PAYMENTS

     Since its inception, neither the Company nor any director, officer, agent, or employee of the Company, or to Shareholders' Knowledge any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any affiliate of the Company, or
(iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

     3.24  DISCLOSURE

     (a) No representation or warranty of the Company or the Shareholders in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

     (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

     (c) To Shareholders' Knowledge, there are no facts that have specific application to Shareholders or the Company (other than general economic or industry conditions) that materially adversely affect or, as far as Shareholders can reasonably foresee, materially threaten, the assets, business, prospects, financial condition, or results of operations of the Company that have not been set forth in this Agreement or the Disclosure Letter.

     3.25  RELATIONSHIPS WITH RELATED PERSONS

     Except as disclosed in the Disclosure Letter, neither Shareholders nor any Related Person of Shareholders or of the Company has, or since January 1, 1998, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's businesses. Except as disclosed in the Disclosure Letter, neither Shareholders nor any Related Person of Shareholders or of the Company is an owner (of record or as a beneficial owner) of an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company; provided, however, that ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the Nasdaq market is acceptable and is deemed not contrary of the foregoing representation. Except as set forth in the Disclosure Letter, neither Shareholders nor any Related Person of Shareholders or of the Company is a party to any Contract with, or has any claim or right against, the Company.

     3.26  BROKERS OR FINDERS

     Except as described in the Disclosure Letter, Shareholders and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any and all payment alleged to be due by or through the Company or Shareholders. The Company has agreed to pay a cash fee not in excess of $60,000 to Pelstring Capital Corporation, a business broker.

     3.27  INVESTMENT INTENT

     Shareholders are acquiring the Warrants for their own respective accounts and not with a view to distribution within the meaning of Section 2(11) of the Securities Act. The Company and each Shareholder is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act, except as set forth in the Disclosure Letter. Each Shareholder acknowledges that said Shareholder's Warrant, and the common stock issuable upon exercise of said Warrant is not transferable unless registered under the Securities Act, and that APA has no obligation to effect such registration. Each Shareholder acknowledges that he has had the opportunity to review information about APA and to speak to management of APA to his satisfaction in connection with the acceptance of his Warrant.

     3.28  PROJECTIONS

     Except as described in the Disclosure Letter, the projections and the projected operating results of the Company for the period from January 1, 2003 through December 31, 2003 were prepared in good faith by the Company based on assumptions its management believes to be reasonable and, in the opinion of management of the Company, the underlying assumptions provided a reasonable basis for such projections.

     3.29  INDEBTEDNESS

     Part 3.29 of the Disclosure Letter describes all Indebtedness in existence as of the date of this Agreement. Except as set forth in the Disclosure Letter, the Company is in full compliance with all terms, conditions and covenants of, and has performed in all respects all of its obligations required to be performed by it through the date of this Agreement under the terms of all such Indebtedness. The Company is not in breach of or in default in any respect under any Indebtedness nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such breach or default.

4.     REPRESENTATIONS AND WARRANTIES OF BUYER AND APA

Buyer and APA represent and warrant to the Company and the Shareholders as follows:

     4.1   ORGANIZATION AND GOOD STANDING

     (a) Each of APA and the Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota, with full power and authority, corporate and otherwise, to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. Each of APA and the Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

     (b) Issuance of the Warrants has been duly authorized and the common stock of APA, when issued upon exercise of the Warrants and payment of the exercise price, will be validly issued and non-assessable.

     4.2   AUTHORITY; NO CONFLICT

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer and APA, enforceable against Buyer and APA in accordance with its terms. Each of Buyer and APA has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement.

     (b) Neither the execution and delivery of this Agreement by Buyer or APA nor the consummation or performance of any of the Contemplated Transactions by Buyer or APA will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer or APA, or any of the assets owned or used by the Buyer or APA, may be subject;

            (ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Buyer or APA or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer or APA;

            (iii) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material contract of Buyer or APA ; or

            (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Buyer or APA.

Buyer and APA are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3   CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against Buyer or APA that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's and APA's Knowledge, no such Proceeding has been Threatened.

     4.4   BROKERS OR FINDERS

     Buyer and its managers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement, except as otherwise herein provided.

5.     COVENANTS OF COMPANY AND SHAREHOLDERS PRIOR TO CLOSING DATE

     5.1   ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, the Company will, and the Shareholders will cause the Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel (during normal Company business hours), properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

     5.2   OPERATION OF THE BUSINESS OF THE COMPANY

     Between the date of this Agreement and the Closing Date, the Company will, and the Shareholders will cause the Company to:

     (a) conduct the business of the Company only in the Ordinary Course of Business;

     (b) use their Best Efforts to preserve intact the current business organization of the Company, keep available through the Closing Date the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

     (c) confer with Buyer concerning operational matters of a material nature; and

     (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

     5.3   NEGATIVE COVENANT

     Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company will not, and the Shareholders will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section
3.14 is likely to occur.

     5.4   REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, the Company will, and the Shareholders will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Company will, and the Shareholders will cause the Company to, cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

     5.5   NOTIFICATION

     Between the date of this Agreement and the Closing Date, the Company and the Shareholders will promptly notify Buyer in writing if Shareholders or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the representations and warranties of the Company or the Shareholders as of the date of this Agreement, or if Shareholders or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, the Company and the Shareholders will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, the Company and the Shareholders will promptly notify Buyer of the occurrence of any Breach of any covenant of the Company or the Shareholders in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

     5.6   RESTRUCTURING OF INDEBTEDNESS [INTENTIONALLY DELETED]

     5.7   NO NEGOTIATION

     Until such time, if any, as this Agreement is terminated pursuant to
Section 9, Shareholders will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

     5.8   BEST EFFORTS

     Between the date of this Agreement and the Closing Date, the Company and the Shareholders will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.   COVENANTS OF BUYER PRIOR TO CLOSING DATE

     6.1   APPROVALS OF GOVERNMENTAL BODIES

     As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with the Company and Shareholders with respect to all filings that the Company and Shareholders are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with the Company and the Shareholders in obtaining all Consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

     6.2   BEST EFFORTS

     Between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

     6.3   LOAN

     Upon execution of this Agreement and delivery to Buyer of written agreements by holders of all Encumbrances on the Assets that they shall terminate all such Encumbrances at Closing, APA shall loan $150,000 to the Company, to be evidenced by a promissory note in the form of Exhibit F attached hereto (the "Note"). The Note shall be due and payable with interest at prime rate (as announced by US Bank in Minneapolis Minnesota from time to time) plus 2.0%, on March 14, 2003. Engineered Products Co. shall unconditionally guaranty repayment of the loan pursuant to a corporate guaranty in the form of Exhibit G attached hereto (the "Guaranty"). Such loan shall be forgiven if Closing has occurred as of March 14, 2003 (or such later date agreed to by APA and the Company), and the loan proceeds have been used for payroll and purchase of
          ---
inventory or as otherwise permitted in writing by APA.

7.  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1   ACCURACY OF REPRESENTATIONS

     All of Shareholders' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2   PERFORMANCE BY COMPANY AND SHAREHOLDERS

     (a) All of the covenants and obligations that the Company and the Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Each document required to be delivered pursuant to Section 2.6 must have been delivered, and each of the other covenants and obligations in Article 5 must have been performed and complied with in all respects.

     7.3   CONSENTS

     Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     7.4   ADDITIONAL DOCUMENTS

     Each of the following documents must have been delivered by the Company and Shareholders to Buyer: such documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any representations and warranties of the Company and the Shareholders, (ii) evidencing the performance by the Company and the Shareholders of, or the compliance by the Company and the Shareholders with, any covenant or obligation required to be performed or complied with by the Company and the Shareholders, (iii) evidencing the satisfaction of any condition referred to in this Section 7, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

     7.5   NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.6   NO CLAIM REGARDING SHARE OWNERSHIP OR SALE PROCEEDS

     There must not have been made or Threatened any claim asserting that a Person other than Shareholders is entitled to all or any portion of the Purchase Price.

     7.7   NO PROHIBITION

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

     7.8   DUE DILIGENCE REVIEW

     Buyer shall be satisfied that no material change in either the general business conditions and outlook for the Company or its financial condition, operating results, business or prospects has occurred since the date of execution of this Agreement.

8.   CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY TO CLOSE

The Company's obligation to sell the Assets and to take the other actions required to be taken at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     8.1   ACCURACY OF REPRESENTATIONS

     All of Buyer's and APA's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2   BUYER'S PERFORMANCE

     (a) All of the covenants and obligations that Buyer and APA are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.6 and must have made the cash payment required to be made by Buyer pursuant to Section 2.6(b)(i).

     8.3   CONSENTS

     Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

     8.4   ADDITIONAL DOCUMENTS

     Buyer and/or APA must have caused the following documents to be delivered to the Company:

     (a) such documents as the Company or Shareholders may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer and APA, (ii) evidencing the performance by Buyer and APA of, or the compliance by Buyer and APA with, any covenant or obligation required to be performed or complied with by Buyer or APA, (iii) evidencing the satisfaction of any condition referred to in this Section 8, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

     8.5   NO INJUNCTION

     There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Assets to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.     TERMINATION

     9.1   TERMINATION EVENTS

     This Agreement may, by notice in writing given prior to or at the Closing, be terminated:

     (a) by either Buyer or the Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

     (b) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date;

     (c) by the Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Shareholders to comply with any obligations under this Agreement) and the Company has not waived such condition on or before the Closing Date;

     (d)     by mutual consent of Buyer and the Company;

     (e) by either Buyer or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 14, 2003, or such later date as the parties may agree upon; or

     (f)     by Buyer pursuant to Section 2.8(b).

     9.2   EFFECT OF TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.     INDEMNIFICATION; REMEDIES

     10.1  SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE

     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.6(a)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

     10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY COMPANY AND SHAREHOLDERS

     The Company and the Shareholders, jointly and severally, will indemnify and hold harmless Buyer and its Representatives, shareholders, members, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

     (a) any Breach of any representation or warranty made by the Company or any Shareholder in this Agreement, the Disclosure Letter, or any other certificate or document delivered by the Company or any Shareholder pursuant to this Agreement;

     (b) any Breach by the Company or any Shareholder of any covenant or obligation in this Agreement;

     (c) any product sold by, or any services provided by, the Company prior to the Closing Date;

     (d) any claim by any Person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Shareholders or the Company (or any Person acting on their behalf) except for the fee described in Section 3.26; or

     (e) any breach of any Contract by the Company prior to and including the Closing Date.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

     10.3  INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

     Buyer and APA, jointly and severally, will indemnify and hold harmless the Company and each Shareholder, and will pay to the Company or Shareholders, as applicable, the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer or APA in this Agreement or in any certificate delivered by Buyer or APA pursuant to this Agreement, (b) any Breach by Buyer or APA of any covenant or obligation of Buyer or APA in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer or APA (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

     10.4  TIME LIMITATIONS

     (a) Except as provided in subsection (b), below, the Company and the Shareholders will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless Buyer notifies Shareholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer on or before the first anniversary of the Closing Date;

     (b) A claim by Buyer with respect to any representation or warranty of Company or the Shareholders concerning Liabilities, Encumbrances, Taxes, Environmental Health and Safety, Proceedings (actual or threatened), or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time.

     (c) If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless the Company or the Shareholders notify Buyer on or before the first anniversary of the Closing Date specifying the factual basis of the claim in reasonable detail to the extent then known by the Company and the Shareholders.

     10.5  PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS

     (a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section
10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

     (b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within twenty (20) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

10.6     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

     A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

10.7     LIMITATION ON INDEMNIFICATION

     Neither Buyer, the Company, nor the Shareholders shall be required to provide indemnification for the breach or falsity of any representation or warranty unless and until the indemnified party has sustained cumulative losses as a result of one or more such breaches or falsities of at least Fifty Thousand Dollars ($50,000). Once such cumulative losses equal or exceed the sum of Fifty Thousand Dollars ($50,000), the indemnifying party shall provide indemnification for all losses sustained as a result of such breach(es) or falsity(ies) in excess of such sum.

11.     GENERAL PROVISIONS

     11.1  EXPENSES

     Except as otherwise expressly provided in this Agreement, including without limitation the Buyer's obligations pursuant to Section 2.6(b)(ix), each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Company will not incur, and the Shareholders will cause the Company not to incur, any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     11.2  PUBLIC ANNOUNCEMENTS

     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time, in such manner and with such information content as Buyer and jointly determine; provided, however, that Buyer may make any announcement it reasonably deems necessary to comply with Legal Requirements without prior consultation with the Company or Shareholders. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing, the Company shall, and the Shareholders shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. The Company, Shareholders, and Buyer will consult with each other concerning the means by which the Company's customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

     11.3  CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, Buyer, APA, the Company, and Shareholders will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings.

     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     11.4  NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

               Shareholders and the Company:
               c/o Engineered Products Co.
               15400 28th Avenue North
               Plymouth, MN 55447
               Attn: President, Duncan Lee, or Peter Lee, as appropriate

               With a copy to:

               J.H. Strothman
               Lindquist & Vennum, PLLP
               4200 IDS Center
               80 South Eighth Street
               Minneapolis, MN 55402

               Buyer:

               APA Optics, Inc.
               2950 N.E. 84th Lane
               Blaine, MN 55449
               Attn: President/CEO

               With a copy to:

               Janna R. Severance
               Moss & Barnett, P.A.
               4800 Wells Fargo Center
               90 South Seventh Street
               Minneapolis, MN 55402

     Any notice purported to be given by Shareholders must be signed by all Shareholders. Any notice purported to be given by the Company, APA, or Buyer, must be signed by the chief executive officer of such entity.

     11.5  JURISDICTION; SERVICE OF PROCESS

     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties in the courts of the State of Minnesota, County of Hennepin, and each of the parties consents to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

     11.6  FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     11.7  WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     11.8  ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     11.9  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     No party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided that APA shall remain obligated to perform its obligations under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     11.10 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     11.11 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     11.12 TIME OF ESSENCE

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     11.13 GOVERNING LAW

     This Agreement will be governed by the laws of the State of Minnesota without regard to conflicts of laws principles.

     11.14 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.     PERFORMANCE FOLLOWING THE DATE OF CLOSING

     The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

     12.1  COLLECTION OF RECEIVABLES

     After the Closing, Buyer shall be empowered to collect all Receivables and other items transferred to Buyer hereunder and to endorse with the name of the Company any checks or other instrument received on account of any such Receivables or other items. The Company and the Shareholders agree to promptly transfer to Buyer any cash, checks or other property that the Company and the Shareholders may receive in respect of the Receivables or other items. At the written request of Buyer, the Company and the Shareholders will cooperate, and will use their best efforts to have the officers, directors, and other employees of the Company cooperate, with Buyer on and after the Closing Date in endeavoring to effect the collection of all Receivables and with respect to other actions, proceedings, arrangements or disputes involving the Company and the Shareholders or Buyer based upon Contracts, arrangements or acts of the Company and the Shareholders which were in effect or occurred on or prior to the Closing Date.

     12.2  FURTHER ACTS AND ASSURANCES

     The Company and Shareholders agree that, at any time and from time to time, on and after the Closing Date, upon the reasonable request of Buyer, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered to Buyer any and all papers, documents, instruments, agreements, deeds, assignments, transfers, assurances and conveyances as may be necessary or desirable to vest, perfect and confirm of record in Buyer, its successors and assigns, the title to any of the Assets or otherwise to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Closing Date, the Company and Shareholders will afford to Buyer and its attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Assets as may reasonably be required in connection with the preparation of financial information or the filing of tax returns and will cooperate in all reasonable respects with Buyer in connection with claims and litigation asserted by or against third parties, relating to the transactions contemplated hereby.

     12.3  CHANGE OF NAME

     The Company will provide Buyer with such consents and shall perform such other acts (including changing Company's name and assumed name) as may be necessary to enable Buyer to use the names "Computer System Products," "CSP," or any derivations thereof in the jurisdictions in which the Company heretofore has done business to the extent such use is currently permitted. From and after the Closing Date the Company agrees that it will not use such name for any purpose whatsoever.

     12.4  TEMPORARY FACILITIES

     The Company will permit Buyer to occupy the facilities located at 14305 21st Avenue North, Plymouth, Minnesota until September 30, 2003, for a monthly rent of $16,666 gross or $7.50 per square foot (whichever is less) pursuant to a sublease agreement in the form of Exhibit E attached hereto. Rent shall be payable in advance on the first day of each calendar month. Rent for any partial month shall be pro-rated on a daily basis and any overpayment by Buyer shall be refunded within ten business days after demand.

     12.5  EMPLOYMENT

            (a) Buyer will employ Duncan Lee and Duncan Lee agrees to work for Buyer, full time, at an annualized salary of $150,000, for a period from the Closing Date through September 30, 2003 pursuant to an employment agreement in the form of Exhibit C attached hereto (the "Employment Agreement"). "Full-time" means not less than 40 hours per week. Duncan Lee shall assist in the integration of the Assets in Buyer's business and shall perform other duties requested by Buyer. Duncan Lee shall be entitled to participate in whatever employee benefits are generally available to other employees of Buyer on the standard terms and conditions applicable to such benefits.

            (b) Buyer, at its option, may offer employment to other employees of the Company. The Company and the Shareholders hereby consent to such employment and hereby waive any contract provision which would prevent any such employee from accepting employment with Buyer.

     12.6 JOINDER AGREEMENT. APA joins in and agrees to perform and/or cause Buyer to perform all obligations of Buyer under the foregoing Asset Purchase Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

COMPANY:     BUYER:

COMPUTER SYSTEM PRODUCTS,     APA ACQUISITION, INC.
INC.


By___________________________________  By___________________________________
  Its________________________________    Its________________________________
  ___________________________________    ___________________________________
  Print Name and Title                   Print Name and Title

SHAREHOLDERS:                          APA:


_____________________________________  APA OPTICS, INC.
Peter Lee


_____________________________________  By___________________________________
Duncan Lee                              Its_________________________________
                                        ____________________________________
                                        Print Name and Title

                                   EXHIBIT A-1
                                   -----------

                       Duncan Lee Agreement Not to Compete
                       -----------------------------------

                                 [See attached]

                                     ------
                                   EXHIBIT A-2
                                   -----------

                        Pete Lee Agreement Not to Compete
                        ---------------------------------

                                 [See attached]

                                    EXHIBIT B
                                    ---------

                              Assumption Agreement
                              --------------------

                                 [See attached]

                                    EXHIBIT C
                                    ---------

                         Duncan Lee Employment Agreement
                         -------------------------------

                                 [See attached]

                                    EXHIBIT D
                                    ---------

                              IT Services Agreement
                              ---------------------

                                 [See attached]

                                    EXHIBIT E
                                    ---------

                               Sublease Agreement
                               ------------------

                                 [See attached]

                                    EXHIBIT F
                                    ---------

                                 Promissory Note
                                 ---------------

                                 [See attached]

                                    EXHIBIT G
                                    ---------

                                    Guaranty
                                    --------

                                 [See attached]

                                    EXHIBIT H
                                    ---------

                                     Warrant
                                     -------

                                 [See attached]

                                    EXHIBIT I
                                    ---------

                                  Bill of Sale
                                  ------------

                                 [See attached]